UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

315 Montgomery Street, Suite 900 San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 1, 2016, Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Notes (the “Secured Note”) to two institutional investors (Dominick Membership, LLC and Xpress Group International Limited, collectively the “New Investors”) in the aggregate principal amount of $250,000 pursuant to a Securities Purchase Agreement dated October 25, 2016 (the “SPA”).

The Secured Note matures on November 1, 2017 (the “Maturity Date “) and shall accrue interest at a rate equal to 12% per annum. The Secured Note contain certain customary Events of Default (including, but not limited to, default in payment of principal or interest thereunder or a material breach of any transaction document. Upon the occurrence of any such Event of Default the outstanding principal amount of the Secured Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable.

The Secured Note is convertible at any time into either Company common stock at a fixed conversion price of $0.0125 per share or common shares of Avant Diagnostics, Inc. (“Avant”) owned by the Company at a conversion price of $0.16 per share. If the market price of Avant common stock based on an average of the closing trading price of Avant common stock for the five trading days immediately prior to the Conversion Date (the “Avant Conversion Market Price”) was less than $0.32, then the New Investors shall receive additional shares of Avant common stock such that the total amount of Avant common stock received by the New Investors as of the conversion date, when valued at the Avant Conversion Market Price, will equal the conversion amount up to a maximum total of 5.5 million shares of Avant common stock.

On the Maturity Date, all outstanding principal and accrued and unpaid interest shall be converted into Company common stock.

In addition, on October 31, 2016 the Company entered into the First Amendment To Intercreditor And Subordination Agreement (“First Amendment”), by and among the, the Company, all of the subsidiaries of the Company (such subsidiaries, the “Subsidiaries”, the Company jointly and severally, together with their respective successors and assigns, collectively, the “Debtors”), GEMG LLC (“GEMG”), Anson Investments Master Fund LP (“Anson”), Dominion Capital, LLC, (“Dominion”) and Delafield Investments Limited (“Delafield”) the holders (Anson, Dominion and Delafield are collectively, the “April 2016 Holders”) of the Company’s 12% OID Senior Secured Convertible Promissory Notes, in the original aggregate principal amount of approximately $9,215,000 pursuant to the Senior Loan Agreement, Delafield in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the New Investors pursuant to which GEMG continued to remain as a senior lender, the New Investors became a junior lender to GEMG and senior to the April 2016 Holders, and the April 2016 Holders became subordinated lenders to both GEMG and the New Investors.

Additionally the Company entered into a pledge agreement (the “Pledge Agreement” dated as of October 31, 2016 between the Company and the New Investors pursuant to which the Company’s obligation under the Secured Note are secured by 5.5 million shares of Avant common stock owned by the Company.

On October 18, 2016, the Company entered into two $500,000 0% convertible promissory notes (the “Convertible Notes”) for advisory services each of which are due and payable on October, 182017. The Notes will be converted on April 18, 2017 ( the “Conversion Date”) into the Company’s common stock (the “Shares”) in the amount of a) US$500,000 (“Principal Amount") using the fixed price per share of $0.025/share (the “Conversion Price”) to determine the number of shares to be delivered.

The foregoing summaries of the Secured Note, SPA, First Amendment, the Pledge Agreement and the Convertible Notes do not purport to be complete and are qualified in their entirety by reference to the copies of the Secured Note, SPA, First Amendment, the Pledge Agreement and the Convertible Notes filed as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01	Other Events

On October 7, 2016 the Company entered into an engagement agreement with the investment bank of Dominick and Dickerman, LLC (and Dominick & Dickerman, LLC subcontracted 50% of its services related to the engagement to BMI Capital Partners International, collectively “the Engagement”) for purposes of assisting the Company in coordinating the restructuring of its capital base. The Convertible Notes were issued in consideration for the Engagement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Pledge Agreement

10.3	Form of First Amendment to Intercreditor and Subordination Agreement

10.4	Form Senior Secured Convertible Note

10.5	Form of Convertible Promissory Note in favor of BMI Capital Partners International Ltd.

10.6	Form of Convertible Promissory Note in favor of Dominick & Dickerman, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: November 8, 2016	By:	/s/ Gerald E. Commissiong
	Name:	Gerald E. Commissiong
	Title:	Chief Executive Officer